Exhibit 99.1
Vestin Realty Mortgage I, Inc.
Announces Change in Board of Directors

Las Vegas – January 23, 2008 – Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) a real estate investment trust (the “Company”) announced that on January 16, 2008, Robert J. Aalberts, Roland M. Sansone, John E. Dawson, Fredrick J. Zaffarese Leavitt resigned as members of the Company’s Board of Directors and were replaced by Daryl C. Idler Jr., Kenneth A. Seltzer, Robert L. Forbuss and, Donovan J. Jacobs.  In connection with their resignations, each of the resigning directors indicated that they are also members of the Board of Directors of Vestin Realty Mortgage II, Inc. (“VRTB”) and that they were resigning to eliminate any potential conflict between their duties to the Company and their duties to VRTB.

On January 16, 2008, the Board has appointed Mr. Seltzer as chairman to the Audit Committee, Mr. Forbuss as the chairman to the Compensation Committee, and Mr. Idler as chairman to the Nominating Committee. The independent members of the committees are as follows:

Kenneth A. Seltzer is the president of the accounting firm of Kenneth A. Seltzer, CPA A.P.C. since 1993. His firm specializes in compilations and reviews for small and medium size businesses as well as federal and state tax reporting.  In addition, his firm has preformed accounting engagements for bankruptcy cases in the State of Nevada.  Mr. Seltzer is a CPA in the State of Nevada and a graduate of California State University, Northridge.

Robert L. Forbuss has been the President of Strategic Alliances, a business and government affairs consulting organization since February 1999. From March 1998 through February 1999, he was the President of Medical Transportation of America. From February 1997 to March 1998, Mr. Forbuss was the Chief Executive Officer of the Southwest Division of American Medical Response.  From March 1994 to February 1997, he was Senior Vice President of Laidlaw Medical Transportation, which had acquired Mercy Medical Services, Inc., a company that Mr. Forbuss founded, owned and managed for 22 years.  The latter four companies are all in the business of providing emergency ambulance and transportation services.  Mr. Forbuss was previously a director of the Vestin Group from March 2000 to November 2003.  Mr. Forbuss received his Bachelor of Arts in Public Administration and Political Science from the University of California at Long Beach.

Daryl C. Idler, Jr. has been President and Managing General Partner of Premier Golf Properties, LP, dba Cottonwood Golf Club in Rancho San Diego, California, since 2002.  From 2000 to 2002, Mr. Idler was Executive Vice President and General Counsel to Global Axcess Corp. (GAXC). From 1973 to 2000, Mr. Idler practiced corporate and real estate law in California.  Mr. Idler received his Bachelor’s Degree from the University of Redlands, California and his Juris Doctor from the University of San Diego School of Law.  Mr. Idler has been an active member of the California Bar since 1973.  Mr. Idler is a member of the Board of Directors of Sonshine Haven in El Cajon, California. In addition, Mr. Idler sits on the Board of Trustees and Board of Administration for Skyline Wesleyan Church in La Mesa, California.  Mr. Idler served in the United States Navy Reserve from 1966 to 1973, with active service from 1967 to 1969.

Donovan J. Jacobs was an employee of Vestin Group from 2000 to 2004 and from September 2005 to October 2006.  At Vestin, he opened and managed three Vestin Mortgage’s branch offices.  Since 1992, Mr. Jacobs has been practicing law in San Diego, California where he represents police officers in both administrative and civil actions.  Mr. Jacobs is a retired San Diego Police Officer, where he served for 13 years.  Mr. Jacobs holds a lifetime teaching credential from the State of California and has taught law and police science at Miramar College, Southwestern College and Central Texas College.  Mr. Jacobs has authored two books on narcotics investigations, Street Crime Investigations and Street Cop.  Mr. Jacobs received his Bachelor’s Degree from San Diego State and his Juris Doctor from Thomas Jefferson School of Law.  Mr. Jacobs was admitted to the California Bar in 1992.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of September 30, 2007, Vestin Realty Mortgage I, Inc. had assets of over $63 million.  Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965